Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

January 20, 2006

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported year-to-date and fourth quarter net income and earnings per share and announced a dividend declaration.

The Company reported fourth quarter net income of $1.82 million, or $0.37 per diluted share, up $162 thousand or 9.8% compared to $1.66 million, or $0.34 per diluted share, in the fourth quarter 2004. Net interest income for the final quarter of 2005 was up $447 thousand compared to the same period in 2004. Earnings benefited from a $258 thousand decrease in the provision for loan loss expense, largely offset by a $241 thousand increase in noninterest expense, much of that the result of the full impact of the Central Garage branch opened in December 2004 and the Glenns branch opened in June 2005 and increased consulting fees related to the Company’s previously communicated commitment to restructure to a one-bank holding. It is anticipated that the One Bank Holding Company project will incur additional expenses including consulting fees in the first two quarters of 2006.

On a linked quarter basis, net income was up $132 thousand, and net interest income was up $368 thousand over the third quarter of 2005. This reflects increased loan volume and the impact of rate increases by the Federal Reserve and represents a positive trend for the Company. However, noninterest expense was up $202 thousand compared to the third quarter of 2005, the result of a $296 thousand increase in consulting fees for the one bank organization the Company is adopting. Management expects the short-term earnings decrease from this effort to end around the middle of 2006 and feels the improvements from these expenses will clearly benefit the long-term income stream.

For the year the Company reported net income of $6.7million, or $1.37 per diluted share, compared to $7.2 million, or $1.48 per diluted share for the year ended December 31, 2004. Net interest income increased $1.1 million, or 3.6%, to $30.0 million from $28.9 million for the year 2004. Year-end loan balances grew 12.0% to $574 million from $512 million at year-end 2004. Asset quality improved to the highest levels in the Company’s history, with net charge-offs as a percent of year to date average loans outstanding of 0.12% compared to 0.22% for the same period in 2004. The non-performing assets ratio as a percent of total loans plus OREO was 0.76% at December 31, 2005, compared to 0.94% at the end of 2004. The lower net income was the result of noninterest expenses rising almost 10% from initiatives management took to make the company more efficient and capable of growth in the future. This percentage increase was lower than the 20.6% experienced in 2004 and reflects management’s efforts to control cost. Almost 25% of the increase in noninterest expense was in professional services from the impact of consultants used to centralize operations and the increase in audit cost as a result of the Sarbanes-Oxley Act.

The net interest margin recovered 12 basis points to 4.50% for the quarter, compared to 4.38% for the 3rd quarter of 2005, but on an annual basis is down from 2004 and on a quarterly basis down from the 4th quarter of 2004. For the year ended December 31, 2005, the margin was 4.56% down 11 basis points from 4.67% for the year 2004. For the fourth quarter of 2005, the margin was down 19 basis point from 4.69% for the fourth quarter of 2004. While management and most forecasters feel rates will peak in the first half of 2006 with a possible decrease in 2007, the competition for deposits will continue to challenge the margin

President and CEO Joe A. Shearin is pleased to announce that the Board of Directors declared a dividend of $0.15 per share, payable February 15, 2006 to shareholders of record as of February 1, 2006. Shearin stated, “2005 has been a challenging year for Eastern Virginia Bankshares as we have continued to work toward improving our company in every way. We are excited as we enter 2006 as the Company culminates its Standards of Excellence Engagement and consolidates the three-bank holding company into a one-bank entity. We have been working diligently to consolidate functional activities during Phase I and Phase II of the engagement. This effort has prepared us to bring our company’s consolidated strategic plan to fruition. In 2006, the Company will unveil its new corporate identity and take advantage of the consolidated efficiencies. We expect to enjoy continued economies of scale in terms of vendor management, human resource management, and all functional and operational facets. In addition, with the one bank concept, we will have a larger and more convenient branch network to better serve our customers. There is much enthusiasm among our Eastern Virginia Bankshares family to become united on all fronts. We look forward to the opportunities that await us in 2006 as we continue to strive to become the “Best of the Best”.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 11.05% and 0.93%, respectively, for the year ended December 31, 2005, compared to 12.42% and 1.05%, respectively for the year ended December 31, 2004. For the fourth quarter of 2005, the Company’s return on average equity (ROE) and return on average assets (ROA) were 11.69% and 0.95%, respectively, compared to 11.00% and 0.94%, respectively for the quarter ended December 31, 2004.

Total assets increased by $68.5 million, compared to one year ago, reaching a record level of $763.9 million at December 31, 2005. Average loans of $565.8 million for the fourth quarter of 2005 were up 10.7% compared to $511.1 million in the fourth quarter of 2004. Average deposits of $623.1 million for the fourth quarter reflect an increase of 3.5% compared to $601.7 million in the same quarter of 2004.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio which comprises approximately 18.6% of the Company’s total assets

•	Interest rate fluctuations and our ability to successfully manage that risk

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended December-05		Twelve months Ended December-05
	2005	2004	2005	2004
Income Statements
Interest income and dividend	$11,661	$10,136	$43,229	$39,744
Interest expense	3,837	2,759	13,198	10,770

Net interest income	7,824	7,377	30,031	28,974
Provision for loan losses	64	322	552	1,279
Service charges on deposits	792	720	2,986	2,953
Other noninterest income	420	402	1,568	1,327
Gain (losses) on securities and other asset sales	(73)	34	172	244
Salaries and benefits	3,445	3,312	14,100	12,737
Occupancy and equipment	984	930	3,710	3,272
Other noninterest expense	1,917	1,672	7,082	6,339
Income tax expense	734	640	2,587	2,631

Net income	$1,819	$1,657	$6,726	$7,240

Earnings per share: basic	$0.37	$0.34	$1.37	$1.49
Earnings per share: diluted	$0.37	$0.34	$1.37	$1.48

Selected Ratios
Return on average assets	0.95%	0.94%	0.93%	1.05%
Return on average equity	11.69%	11.00%	11.05%	12.42%
Net interest margin	4.50%	4.69%	4.56%	4.67%

Balance Sheets at Period End
Loans, net of unearned interest			$574,085	$512,550
Total assets			763,926	696,327
Deposits			628,343	589,878
Other borrowings			69,060	41,567
Shareholders’ equity			61,874	59,763
Book value per share			12.61	12.24

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$565,765	$511,115	537,736	498,568
Total assets	758,238	701,914	726,152	691,714
Deposits	623,128	601,696	605,133	592,438
Other borrowings	67,226	34,484	54,592	34,989
Shareholders’ equity	61,716	59,930	60,872	58,282

Asset Quality at Period End
Allowance for loan losses			6,601	6,676
Nonperforming assets			4,146	4,831
Net charge-offs	106	566	625	1,098
Net charge-offs to average loans	0.07%	0.44%	0.12%	0.22%
Loan loss reserve % of total loans			1.15%	1.30%
Nonperforming assets % of total loans & OREO			0.76%	0.94%